Exhibit 99.1

FROM:	KENNAMETAL INC.
P.O. Box 231
Latrobe, PA 15650

Investor Relations
724-539-6141
Contact: Beth A. Riley

Media Relations
724-539-4618
Contact: Joy Chandler

DATE:	January 6, 2005

FOR RELEASE:	Immediate

Kennametal Promotes Carlos Cardoso to Executive Vice President and Chief
Operating Officer

LATROBE, Pa., January 6, 2005 — Kennametal Inc. (NYSE: KMT) announced today the promotion of Carlos Cardoso to Executive Vice President and Chief Operating Officer — Kennametal Inc., reporting to Chairman, President and CEO, Markos I. Tambakeras. This promotion is effective immediately.

“During the past five years we have made great strides as a company, thanks to the sustained efforts of our 14,000 employees worldwide and to leaders such as Carlos Cardoso,” said Tambakeras. “As head of our Metalworking Solutions and Services Group, Carlos’ leadership was vital as we strengthened our operations, improved our balance sheet and profitability, and grew our business.”

“We have invested in technology, developing new markets, and in key acquisitions. Further, we have realigned our business and set in place a clear, consistent strategy and direction to drive continued growth and take our company to the next level of performance. The appointment of Carlos to fill this new role is a critical step in the execution of our strategy,” Tambakeras stated.

In his new role, Cardoso has responsibility for all of Kennametal’s manufacturing and service businesses, which include Metalworking Solutions and Services, Advanced Materials Solutions, and Full Service Supply. Cardoso, 46, previously a vice president of Kennametal, has served as president of the company’s Metalworking Solutions and Services Group since April 2003. Prior to joining Kennametal, Cardoso was president of the Pump Division of Flowserve Corporation, and before that was vice president and general manager of Engine Systems and Accessories for Honeywell International, Inc.

Kennametal Inc. aspires to be the premier tooling solutions supplier in the world with operational excellence throughout the value chain and best-in-class manufacturing and technology. Kennametal strives to deliver superior shareowner value through top-tier financial performance. The company provides customers a broad range of technologically advanced tools, tooling systems and engineering services aimed at improving customers’ manufacturing competitiveness. With about 14,000 employees worldwide, the company’s annual sales approximate $2 billion, with nearly half coming from sales outside the United States. Kennametal is a five-time winner of the GM “Supplier of the Year” award and is represented in more than 60 countries. Kennametal operations in Europe are headquartered in Fürth, Germany. Kennametal Asia Pacific operations are headquartered in Singapore. For more information, visit the company’s web site at www.kennametal.com.